UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 14, 2005

CHAPEAU, INC.

(Exact Name of Registrant as Specified in Charter)

Utah	033-01289-D	87-0431831
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

10 Greg Street, Sparks, Nevada 89431

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:  (916) 941-6319

Item 1.01

Entry into a Material Definitive Agreement.

On April 14, 2005, Chapeau, Inc. entered into a First Amendment and Supplement to Bond Purchase Agreement with Calim Private Equity, LLC, or Calim.  Under the terms of this agreement, the Company is authorized to issue Series B Convertible Bonds in an aggregate principal amount of up to $2,500,000.  The Company converted $1,270,000 in debt representing outstanding advances payable by the Company to Calim into bonds pursuant to the agreement.  Chapeau will issue the balance of $1,230,000 available under the agreement to fund development activities.  In addition, pursuant to the agreement the conversion price of Series A Convertible Bonds in the aggregate principal amount of $2,000,000 issued pursuant to the Bond Purchase Agreement dated April 16, 2004 was reduced from $0.40 to $0.30 per unit and the exercise price of the warrants issuable pursuant to such agreement was reduced from $1.00 to $0.50 per share.

The Series B Convertible Bonds mature on March 31, 2010, accrue interest at 12% per annum, payable on a semiannual basis, and may be prepaid by Chapeau at any time subsequent to May 1, 2007.  The bonds are convertible into units, each unit comprised of one share of common stock and one warrant, at an initial conversion price of $0.30 per unit, subject to periodic adjustment upon the occurrence of certain events, including, but not limited to, the sale of common stock at less than the conversion price and the issuance of convertible securities with a lower conversion price.  The bonds are secured by substantially all of the assets of Chapeau and have certain registration rights as set forth in the agreement.  The warrants to be received in the event of conversion of the bonds are exercisable at $0.50 per share and have a term of two years after the date of conversion.

Item 3.02

Unregistered Sales of Equity Securities.

Pursuant to the terms of the agreement with Calim, Chapeau has issued 12% Series B Convertible Bonds maturing on March 31, 2010.  The bonds accrue interest at 12% per annum, payable on a semiannual basis, and may be prepaid by Chapeau at any time subsequent to May 1, 2007.  The bonds are convertible into units, each unit comprised of one share of common stock and one warrant, at an initial conversion price of $0.30 per unit, subject to periodic adjustment upon the occurrence of certain events, including, but not limited to, the sale of common stock at less than the conversion price and the issuance of convertible securities with a lower conversion price.  The warrants to be received in the event of conversion of the bonds are exercisable at $0.50 per share and have a term of two years after the date of conversion.   The sale and issuance of the bonds was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Securities Act, as not being a public offering.

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  April 19, 2005

CHAPEAU, INC.

(Registrant)

By:  /s/  Guy A. Archbold______

Guy A. Archbold

Chief Executive Officer

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